 Filed pursuant to Rule 424(b)(4)
 Registration No. 333-268213
Digital Brands Group, Inc.
168,000 Shares of Common Stock
and accompanying Class B Warrants to Purchase 168,000 Shares of Common Stock
and Class C Warrants to Purchase 168,000 Shares of Common Stock
1,650,181 Pre-funded Warrants to Purchase 1,650,181 Shares of Common Stock and accompanying Class B Warrants to Purchase 1,650,181 Shares of Common Stock
and Class C Warrants to Purchase 1,650,181 Shares of Common Stock
Placement Agent Warrants to Purchase 136,364 Shares of Common Stock
We are offering 1,818,181 shares of our common stock (or pre-funded warrants in lieu thereof), par value $0.0001 per share, together with Class B warrants to purchase 1,818,181 shares of common stock (the “Class B Warrants”) and Class C warrants to purchase 1,818,181 shares of common stock (the “Class C Warrants” and together with the Class B warrants, the “Class B and C Warrants”) at a combined public offering price of $5.50 per share and Class B and C Warrants pursuant to this prospectus. The common stock, Class B Warrants and Class C Warrants will be sold in a fixed combination, with each share of common stock accompanied by one Class B Warrant to purchase one share of common stock and one Class C Warrant to purchase one share of common stock. The shares of common stock and Class B and C Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. Each Class B warrant has an exercise price of $5.25 per share, will be exercisable upon issuance and will expire on December 1, 2027. Each Class C warrant has an exercise price of $5.25 per share, will be exercisable upon issuance and will expire on January 1, 2024.
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The shares of common stock and pre-funded warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.
There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. The offering of the securities will terminate on the date that we enter into securities purchase agreements to sell the securities offered hereby.
In connection with our initial public offering, we sold shares of our common stock and publicly traded warrants (the “Class A Warrants”). Our common stock and Class A Warrants are listed on The Nasdaq Capital Market under the symbols “DBGI” and “DBGIW”, respectively. There is no established public trading market for the Class B and C Warrants, pre-funded warrants and the placement agent’s warrants and we do not expect a market to develop. Without an active trading market, the liquidity of these warrants will be limited. In addition, we do not intend to list the Class B and C Warrants, pre- funded warrants or the placement agent’s warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.
We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement. We will bear all costs associated with the offering. See “Plan of Distribution” on page 44 of this prospectus for more information regarding these arrangements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share and Class B and C Warrants	Per Pre-Funded Warrant and Class B and C Warrants	Total
Public offering price	$5.50	$5.4999	$9,999,996
Placement agent fees(1)	$0.4125	$0.4125	$750,000
Proceeds to us, before expenses(2)	$5.0875	$5.0875	$9,249,996

(1)
We have agreed to pay the placement agent a total cash fee equal to 7.5% of the gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses, including a management fee of 1.0% of the gross proceeds raised in this offering. In addition, we have agreed to issue to the placement agent warrants to purchase up to a number of shares of our common stock equal to 7.5% of the aggregate number of shares of common stock and pre-funded warrants being offered at an exercise price equal to 125% of the public offering price of the shares common stock. See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.

(2)
We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $400,000.

We anticipate that delivery of the securities against payment will be made on or about December 1, 2022.
H.C. WAINWRIGHT & CO.
Prospectus dated November 29, 2022

We and the placement agent have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.
This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in the prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the headings “Risk Factors,” “Cautionary Disclosure Regarding Forward-Looking Statements,” “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Unless otherwise indicated by the context, references to “DBG” refer to Digital Brands Group, Inc. solely, and references to the “Company,” “Digital Brands,” “our,” “we,” “us” and similar terms refer to Digital Brands Group, Inc., together with Bailey 44, LLC (“Bailey”), Harper & Jones, LLC (“H&J”) and MOSBEST, LLC (“Stateside”).
For accounting and reporting purposes, DBG has been identified as the accounting acquirer of Bailey, H&J, and Stateside.
On October 21, 2022, we filed a Certificate of Amendment to our Certificate of Incorporation, as amended, to effect a one-for-one hundred (1-for-100) reverse stock split effective November 3, 2022. All share and per share information in this prospectus (other than in the historical financial statements included herein beginning on page F-1) has been adjusted to reflect this reverse stock split.
Our Company
Digital Brands is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper and Jones, Stateside and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.
Our portfolio currently consists of four significant brands that leverage our three channels: our websites, wholesale and our own stores.
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Bailey 44 combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey 44 is primarily a wholesale brand, which we are transitioning to a digital, direct-to-consumer brand.

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DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.

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Harper & Jones was built with the goal of inspiring men to dress with intention. It offers hand-crafted custom fit suits for those looking for a premium experience. Harper & Jones is primarily a direct-to-consumer brand using its own showrooms.

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Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.

We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.
We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our substantial experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.
The Shifting Retail Landscape
The COVID-19 pandemic has upended the retail industry, forcing the closure of physical stores and causing uncertainty for the future of the in-store experience. In-person interaction has dramatically changed or been supplanted by digital engagement, and early indications suggest that much of this shift may endure in the long term. In a global study released by Salesforce Inc., 63% of consumers said the way they obtain goods and services “transformed” during 2020 and 57% said the same about the ways they engage with companies. In addition, 62% said this year changed how they conduct their lives offline, and an equal percentage said it changed their online lives. Also, 58% of consumers said they expect to do more online shopping after the pandemic than they did before it. These abrupt shifts have not only left retailers that prioritized physical stores and face-to-face engagement over omnichannel strategies scrambling to effectively serve customers, but have forced many larger retailers to close a substantial number of physical retail outlets in order to maintain profitability.
However, according to Digital Commerce 360, the in-person store experience will substantially continue to drive retail sales. The report states that 28% of consumers indicate that they will continue to shop mostly online after the pandemic, with 39% saying they will shop both online and in-store, 24% saying they “can’t wait” to shop in-store, and 9% not sure. We believe that pure e-commerce retailers will lag in the ability to capture this available market share as marketing data continues to indicate that for apparel brands, a physical environment is the best way to acquire customers as the customer can touch, see and fit the product in person. Based on our historical pop up store data, a customer who visited or purchased in our pop up store had a significantly lower return rate when they subsequently ordered online, had higher average order values and higher repeat order rate and frequency compared with customers who had not visited or purchased at a pop up store.
Competitive Strengths
Complementary Brand Portfolio
We believe that customers seldomly wear the same brand from head to toe. By owning multiple brands across complementary categories, we provide each customer with head to toe looks and personalized styles. This results in the customer buying and wearing multiple brands, across product categories instead of wearing a singular brand’s products in one category. We believe that we are revolutionizing the fashion retail industry by focusing on a customer’s “closet share” and leveraging the customer’s data to create personalized customer cohorts and customized content. This allows us to successfully increase our customer lifetime value, lower our customer acquisition cost, increase new customer growth across our portfolio brands, increase our average order value and improve our operating margins.
We believe that greater scale will increase our purchasing power and negotiating strength with both customers and suppliers. We believe that more acquisitions generate more customer data and more product offerings, which allows us to create additional personalized customer cohorts and marketing communications. We believe the more personalized our marketing and product selections are, the more the customer will spend with us annually and over their lifetime.
Leverage E-commerce Expertise as a Digitally Native-First Retailer
We were founded as a digitally native-first retailer, developing deep relationships with our on-line customers. As we have moved into a strategic omnichannel retailer, we believe we have been able to leverage our robust on-line experience to further enhance or customer’s shopping experience. We strive to leverage our digital channels to create customized marketing campaigns by customer cohort to increase repeat purchase behavior including frequency and average order value. We can control the cadence, message, promotion value and which customer cohorts we target with different looks or promotions in our digital channels. We can create different marketing and strategic campaigns based on our customer data to increase frequency, win back stale customers or level up customers to higher annual spend by creating specific promotions for them.
By transacting directly with our customers, we capture an individual’s shopping behavior, purchases, and style preferences. This offers us the ability to create customized content that is highly targeted and cross merchandise styles using every brand in our portfolio resulting in personalized looks for each customer. As we aggregate more data and acquire additional brands, it increases the choices we can offer each customer and better target our product offerings.
Extensive Industry Expertise and Relationships
We believe that we benefit from our industry operating track record, management industry expertise and strong customer relationships that our brands have established over the course of their respective histories. Our senior management team has approximately 75 years of combined experience in apparel connected businesses, and we believe this is instrumental in the ongoing implementation of operational best practices across our platform. As long-term participants in the industry, we believe that our management personnel have deep relationships with peers, supply chains and key vendors that help facilitate discussions for future acquisitions and enhance our consolidation strategy.
Our Growth Strategy
Organic Market Share Growth and Profit Margin Expansion
We believe integrated operations create opportunities for economies of scale as we grow. We expect to continue to see cost savings in such areas as material, bulk apparel production, shipping and logistics, information systems, marketing purchasing (both online and offline) and contractual relationships with key suppliers. We also believe there are significant opportunities to improve operating margins by consolidating administrative functions such as accounting, employee benefits, finance, insurance, marketing, data analytics, cross merchandising and risk management. We have identified initiatives to increase market share, revenue and volume and to expand our profit margins. These initiatives include:
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Implement System-Wide Best Practices.   We have identified certain best practices among our brands, including marketing strategies, data analytics, contract renegotiating, sourcing and supply chain and organization structure and hiring plans. We implement these best practices to improve the operating margins of our brands and any subsequently acquired businesses.

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Leverage Size to Create Efficiencies.   We believe our increasing scale enhances our ability to leverage buying power in product quantities, marketing strategies and assets, vendor contracts and fulfillment and shipping, resulting in lower costs, higher margins and cash flow. This in turns creates competitive advantages. We also believe that we will expand our operating margins through a shared services model, which eliminates redundant back-office expenses and leverages our marketing and data analytics teams and expenses across our portfolio of brands.

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Expand our Product Offerings.   We share expertise across our acquired businesses on the sale of certain products and lines that are not currently offered by all of them or that will become available to us through acquisitions.

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Lower our customer acquisition cost and increase our LTV.   We cross market our brands to new customers that are loyal to other brands we own. This cross merchandising lowers our customer acquisition cost while also increasing our LTV. This should not only increase our margins, cash flow and revenues, but also creates loyalty and repeat purchases by the customer as we provide a single solution for their products that are personalized to them based on their past purchases and data.

Disciplined Approach to Acquisitions
We believe that our expansion strategy, our financial resources and our ability as a public company to use our stock as acquisition consideration also makes us an attractive buyer to sellers of apparel businesses that may wish to remain active in their business while participating in our acquisition growth strategy. We also believe that there are a number of owners of such businesses who are close to retirement or institutional investors with limited exit strategy options who would find us to be an attractive buyer, providing them with both a way to transition out of their businesses, generate returns for their investors and to protect their employees.
We believe that our ability to acquire businesses at prevailing private company valuations present opportunities for increased earnings through accretive acquisitions. Moreover, our acquisition strategy provides opportunities not only to expand into new geographic areas, but also to expand our range of product offerings in existing areas of operation and cross-sell to all our customers.
The Proposed Acquisition of Sunnyside, LLC
On October 12, 2022, we signed an amended and restated agreement with the holders of all of the outstanding membership interests in Sunnyside, LLC (“Sundry”). Sundry is an omnichannel women’s lifestyle apparel brand inspired by Mattieu Leblan’s upbringing and ocean lifestyle. Founded in 2011, Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits of the French Mediterranean and the energy of Venice Beach in Southern California.
Further to the aforementioned amended and restated agreement, at the closing of the acquisition, the holders of all of the membership interests of Sundry shall exchange all of such membership interests for Seven Million Five Hundred Thousand Dollars ($7,500,000) in cash, Five Million Five Hundred Thousand Dollars ($5,500,000) paid in 8% promissory notes due February 15, 2023, and One Million Dollars ($1,000,000) paid in common stock of the Company at a per share issuance price of $11.00. A portion of the purchase price shall be paid to certain employees of Sundry who have a contractual right to receive a portion of the consideration payable in this transaction.
$5.0 million of the net proceeds of this offering will be used to fund a portion of the cash purchase price of the Sundry acquisition; the Company has arranged for private debt financing for the balance of the cash purchase price.
For financial information regarding Sundry and pro forma financial statements of the Company giving effect to the acquisition of Sundry, see that Periodic Report on Form 8-K as filed with the SEC on August 31, 2022 which is incorporated by reference in this prospectus — see “Incorporation of Documents by Reference”.
Recent Information
As of the date of this prospectus, all convertible promissory notes held by Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC have been converted into shares of the Company’s common stock.
The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2022 incorrectly set forth the Company’s loss for the nine months ended September 30, 2022 as $17.4 million; the correct loss for the nine months ended September 30, 2022 was $22.3 million.

Our Corporate Information
We were incorporated in Delaware in January 2013 under the name Denim.LA, Inc, and changed our name to Digital Brands Group, Inc. in December 2020. Our corporate offices are located at 1400 Lavaca Street, Austin, TX 78701. Our telephone number is (209) 651-0172. Our website is www.digitalbrandsgroup.co. None of the information on our website or any other website identified herein is part of this prospectus or the registration statement of which it forms a part.

THE OFFERING
Securities offered by us
168,000 shares of common stock and accompanying Class B Warrants to purchase 168,000 shares of common stock and Class C Warrants to purchase 168,000 shares of common stock, and 1,650,181 pre-funded warrants to purchase shares of common stock and accompanying Class B Warrants to purchase 1,650,181 shares of common stock and Class C Warrants to purchase 1,650,181 shares of common stock. The shares of common stock or pre-funded warrants, respectively, and accompanying Class B and C Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each Class B Warrant has an exercise price of $5.25 per share of common stock, is immediately exercisable and will expire five years from the date of the issuance. Each Class C Warrant has an exercise price of $5.25 per shares of common stock, is immediately exercisable and will expire thirteen months from the date of issuance. See “Description of Securities”. We are also registering 5,286,543 shares of common stock issuable upon exercise of the pre-funded warrants and the Class B and C Warrants.
Pre-funded warrants offered
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying Class B and C Warrants (as described below) will be equal to the price at which a share of common stock and accompanying Class B and C Warrants is being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.
Common stock outstanding prior to this offering
1,527,487 shares.

Common stock to be outstanding after this offering
3,345,668 shares assuming full exercise of the pre-funded warrants, but no exercise of the Class B and C Warrants issued in this offering or the warrants issued to the placement agent (the “Placement Agent Warrants”).
Use of proceeds
We estimate that our net proceeds from this offering, assuming all securities offered by means of this prospectus are sold, will be approximately $8.6 million, after deducting the estimated placement agent fees and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering as follows: the remaining net proceeds, if any will be used for continuing operating expenses and working capital:
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A cash payment of $5.0 million to fund a portion of the cash purchase price of the Sundry acquisition; the Company has arranged for private debt financing for the balance of the cash purchase price;

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approximately $2.3 million to repay outstanding promissory notes; and

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approximately $675,304 further to a to settlement agreement with the former owners of H&J.

Risk factors
See “Risk Factors” beginning on page 11 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.
Nasdaq Capital Markets symbols
Our common stock and Class A Warrants are listed on The Nasdaq Capital Markets under the symbols “DBGI” and “DBGIW”, respectively. There is no established trading market for the Class B and C Warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the Class B and C Warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Class B and C Warrants and pre-funded warrants will be extremely limited.
The number of shares of common stock outstanding is based on 1,527,487 shares of our common stock outstanding as of November 28, 2022 and excludes as of such date:
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Outstanding warrants, which include the Class A Warrants, to acquire up to 132,114 shares of our common stock at exercise prices between $11 and $766 expiring between October 2021 and October 2030;

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Outstanding stock options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031;

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Up to 677,419 shares of our common stock issuable upon conversion of outstanding shares of Series A preferred stock;

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Up to 58,300 shares of common stock issuable further to a $17.5 million equity line of credit; and

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5,680 shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan.

Except as otherwise indicated herein, all information in this prospectus assumes, no exercise of the warrants or placement agent warrants issued in this offering, and no exercise of options issued under our Plan or of warrants described above, including the Placement Agent Warrants.

Risk Factors Summary
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before investing in our securities. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects would likely be materially and adversely affected. As a result, the trading price of our securities would likely decline, and you could lose all or part of your investment. Listed below is a summary of some of the principal risks related to our business:
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Our business strategy includes growth through acquisitions. If we are unable to locate desirable companies, acquire them on commercially reasonable terms, or finance such acquisitions, or if we are unable to successfully integrate the companies we do acquire or to manage our internal growth, our operating results could be adversely affected.

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Our success depends in part on the future contributions of our executives and managers, including those who were employees of Bailey, H&J and Stateside. The loss of the services of any of them could have an adverse effect on our business and business prospects.

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Claims may be made against Bailey, H&J and Stateside and other acquired businesses arising from their operations prior to the dates we acquired them.

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We have incurred significant net losses since our inception and we anticipate that our operating expenses will increase substantially as we continue to grow. Accordingly, we cannot assure you that we will achieve or maintain profitable operations, obtain adequate capital funding, or improve our financial performance to continue as a going concern.

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Widespread outbreak of an illness or any other public health crisis, including the recent coronavirus (COVID-19) global pandemic, or an economic downturn in the United States could materially and adversely affect our business, financial condition and results of operations.

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Our results of operations and financial condition could be adversely affected as a result of asset impairments and increases in labor costs.

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If we fail to effectively manage our growth by implementing our operational plans and strategies, improving our business processes and infrastructure, and managing our employee base, our business, financial condition and operating results could be harmed.

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If we are unable to anticipate and respond to changing customer preferences and shifting fashion and industry trends or maintain a strong portfolio of brands, customer base, order and inventory levels or our platforms by which our customers shop with us online, our business, financial condition and operating results could be harmed.

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We operate in highly competitive markets and the size and resources of some of our competitors, including wholesalers and direct retailers of apparel, may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

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If we are unable to cost-effectively use or fully optimize social media platforms and influencers or we fail to abide by applicable laws and regulations, our reputation may be materially and adversely affected or we may be subject to fines or other penalties.

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We rely on third-party suppliers and manufacturers, and in H&J’s case, a single supplier, to provide raw materials for and to produce our products. We have limited control over these suppliers and manufacturers and we may not be able to obtain quality products on a timely basis or in sufficient quantity.

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Our operations are currently dependent on a single warehouse and distribution center in Vernon, California, and the loss of, or disruption in, our warehouse and distribution center or our third-party carriers could have a material adverse effect on our business and operations.

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Our sales and gross margins may decline as a result of increasing product costs and freight costs and decreasing selling prices.

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We have an amount of debt which may be considered significant for a company of our size and we may not be able to service all of our debt.

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Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

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If we cannot successfully protect our intellectual property, our business could suffer.

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We face growing regulatory and compliance requirements and substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

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Our business is affected by the general seasonal trends common to the retail apparel industry.

RISK FACTORS
Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider all of the information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our Interim Report on Form 8-K as filed with the SEC on August 31, 2022, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. This prospectus also contains a discussion of additional risks applicable to an investment in our securities. The risks and uncertainties we have described and which are incorporated herein by referenced are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.
The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.
For the reasons set forth above, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us. Specifically, we may not raise sufficient proceeds from this offering to fund the purchase of Sundry — if that were to occur, we would be required to quickly find alternative sources of funding as the deal terminates according to its terms on November 30, 2022; the parties agreed to extend this date until December 7, 2022. Our projected operations and stock price would be materially and adversely affected by our failure to close the Sundry transaction. If we raise sufficient proceeds to fund the Sundry acquisition but fall short of monies needed to repay debt and contractually obligations discussed under “Use of Proceeds”, we would be in default under such obligations and would be required to find alternative sources of financing to satisfy such obligations. If we are unable to timely meet such obligation, we would likely face legal action in connection therewith which would have a material adverse effect on our operations and stock price.
If we are not able to comply with the applicable continued listing requirements or standards of NasdaqCM, NasdaqCM could delist our common stock.
Our common stock and Class A Warrants are listed on the NasdaqCM. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.
On May 31, 2022, we received a letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that the bid price of our common stock had closed below $1.00 per share for 30 consecutive business days and, as a result, we are not in compliance with Nasdaq Listing Rule 5550(a)(2), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market (the “Minimum Bid Requirement”).

Nasdaq’s notice has no immediate effect on the listing of common stock on Nasdaq. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were afforded a 180-calendar day grace period, through November 28, 2022, to regain compliance with the bid price requirement. Compliance can be achieved by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (but generally not more than 20 consecutive business days) during the 180-calendar day grace period.
If we do not regain compliance with the bid price requirement by November 28, 2022, we may be eligible for an additional 180-calendar day compliance period so long as it satisfies the criteria for initial listing on the Nasdaq Capital Market and the continued listing requirement for market value of publicly held shares and we provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event we are not eligible for the second grace period, the Nasdaq staff will provide written notice that our Common Stock is subject to delisting; however, we may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request, if timely made, would stay any further suspension or delisting action by the Staff pending the conclusion of the hearing process and expiration of any extension that may be granted by the Panel.
On January 19, 2022, we received a letter from the Listing Qualifications Department of the Nasdaq notifying us that our common stock Market Value of Listed Securities (“MVLS”) had been below the minimum $35,000,000 required for continued inclusion as set forth in Nasdaq Listing Rule 5550(b)(2) (“MVLS Requirement”).
The letter also states that we would be provided 180 calendar days, or until July 18, 2022, to regain compliance with the MVLS Requirement (“Compliance Period”). If we did not regain compliance within the Compliance Period, we would receive a written notification from Nasdaq that our securities are subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel.
On July 21, 2022, we received a letter from Nasdaq stating that the Company has not regained compliance with the MVLS Standard, since our common stock was below the $35 million minimum MVLS requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “MLVS Rule”) and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us.
Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on July 28, 2022, our Common Stock would be delisted from The Nasdaq Capital Market, trading of our Common Stock would be suspended at the opening of business on August 1, 2022, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the our securities from listing and registration on Nasdaq.
On July 27, 2022, the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter on July 21, 2022. The request for a hearing was granted and scheduled for September 8, 2022.
On September 21, 2022, the Nasdaq Listing Qualifications Panel (the “Hearings Panel”) granted the Company an extension until January 17, 2022, to demonstrate compliance with Listing Rule 5550(b)(1) to allow continued listing requirement of The Nasdaq Capital Market, conditioned upon achievement of certain milestones included in a plan of compliance which the Company previously submitted to the Hearings Panel.
In order to maintain the listing of its common stock on The Nasdaq Capital Market, the Company must demonstrate compliance with Listing Rule 5550(b)(1) which requires the Company to maintain: (1) Stockholders’ equity of at least $2.5 million; or (2) Market Value of Listed Securities of at least $35 million. The Company’s plan of compliance outlined a plan for compliance with the stockholders’ equity standard requirement.
In addition, in order to maintain the listing of its common stock on The Nasdaq Capital Market, the Company must also regain compliance with Listing Rule 5550(a)(2). On May 31, 2022, the Company received notice from Nasdaq that it was not in compliance with the continued listing requirement to maintain a minimum bid price of $1.00 as required by Listing Rule 5550(a)(2). The Hearings Panel has required the Company to comply with this listing requirement on or before November 3, 2022; on October 19, 2022, the

Panel extended the date to comply with this listing requirement to November 10, 2022. The 1-for-100 reverse stock split effected on November 3, 2022 addressed this listing deficiency within the extended compliance period.
The Company intends to regain compliance with the applicable continued listing requirements of The Nasdaq Capital Market prior to the end of the compliance periods set forth in the Hearings Panel decision. However, until Nasdaq has reached a final determination that the Company has regained compliance with all of the applicable continued listing requirements, there can be no assurances regarding the continued listing of the Company’s common stock and Class A Warrants on Nasdaq. If our common stock and Class A Warrants cease to be listed for trading on the Nasdaq Capital Market, we would expect that our Common Stock and Class A Warrants would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our common stock and Class A Warrants, it would be more difficult for our stockholders to dispose of our common stock or Class A Warrants and more difficult to obtain accurate price quotations on our common stock or Class A Warrants. The delisting of the Company’s common stock and Class A Warrants from Nasdaq would have a material adverse effect on the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of its common stock as a result of that delisting would adversely affect the Company’s ability to raise capital on terms acceptable to the Company, if at all.
Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be approved for listing on the Nasdaq Capital Market or able to comply with other continued listing standards of the Nasdaq Capital Market.
Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of Nasdaq, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.
The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. Although we are taking certain actions to regain compliance with Nasdaq listing standards, including the reverse stock split and this offering, we can provide no assurance that any such action taken by us would enable us to regain or remain in compliance, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.
The reverse stock split may decrease the liquidity of the shares of our common stock.
The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.
Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.
You will experience immediate dilution in the book value per share of the common stock purchased in the offering.
Since the public offering price of our common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock outstanding prior to this offering, you will suffer dilution in the book value of the common stock you purchase in this offering. The exercise of outstanding stock options and warrants, including warrants sold in this offering and the placement agent warrants, may result in further dilution of your investment. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.
John Hilburn Davis, IV, our Chief Executive Officer, is closely associated with the Company’s image, and his public image may color public and market perceptions of the Company. Negative information about Mr. Davis may adversely impact the Company.
Because of his position as the Chief Executive Officer of the Company, John Hilburn Davis, IV is closely associated with the image of the Company. As a result, his activities, media coverage about his activities and public and market perception of him and his role within the Company all contribute to public and market perception of the Company, On December 16, 2021, Mr. Davis filed for personal bankruptcy through the filing of a Chapter 7 bankruptcy petition in Texas federal court. As a result of his bankruptcy, the Company’s relationships with its creditors, lenders, bankers, suppliers, customers, management and employees, and the Company’s ability to raise financing may be adversely affected although we do not believe Mr. Davis’ personal bankruptcy has any material impact on our business to date.
There is no public market for the Class B and C Warrants or the pre-funded warrants being offered by us in this offering.
There is no established public trading market for the Class B and C Warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list Class B and C Warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Class B and C Warrants and the pre-funded warrants will be limited.
The Class B and C Warrants and pre-funded warrants are speculative in nature.
The Class B and C Warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Class B and C Warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $5.25 per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Class B and C Warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the Class B and C Warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Class B and C Warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of Class B and C Warrants to exercise the Class B Warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

Holders of the warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the warrants.
Until holders of the Class B and C Warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the warrants. Upon exercise of the Class B and C Warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Since the Class B and C Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.
In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Class B and C Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Class B and C Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Class B and C Warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.
Provisions of the Class B and C Warrants offered by this prospectus could discourage an acquisition of us by a third party, may have an adverse effect on the market price of our common stock, and make it more difficult to effect a business combination.
We will be issuing Class B and C Warrants to purchase shares of our common stock as part of this offering. Certain provisions of the Class B and C Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Class B and C Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the Class B and C Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.
Additionally, to the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the Class B and C Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such Class B and C Warrants, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Class B and C Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of common stock underlying the Class B and C Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Class B and C Warrants are exercised, you may experience dilution to your holdings.
If we do not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Class B and C Warrants, holders will only be able to exercise such Class B and C Warrants on a “cashless basis.”
If we do not file and maintain a current and effective registration statement relating to the common stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that holders will receive upon exercise of the Class B and C Warrants will be fewer than it would have been had such holder exercised his, her or its Class B and C Warrants for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Class B and C Warrants for cash if a current and effective registration statement relating to the common stock issuable upon exercise of the Class B and C Warrants is available. Under the terms of the underwriting agreement, we have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective registration statement relating to the common stock issuable upon exercise of the Class B and C Warrants until the expiration of the Class B and C Warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our Company may be reduced or the Class B and C Warrants may expire worthless.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”
The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

DILUTION
If you purchase shares of our common stock and accompanying Class B and C Warrants in this offering, you will experience dilution to the extent of the difference between the combined public offering price per share of common stock and accompanying Class B and C Warrants you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on September 30, 2022 was approximately $(42.4) million, or approximately $(80.05) per share. Net tangible book value per share as of September 30, 2022 is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of such date; as of September 30, 2022, 529,492 shares of our common stock were outstanding.
After giving effect to the sale by us of all shares of our common stock and accompanying Class B and C Warrants offered by means of this prospectus at a public offering price of $5.50 per share of common stock and accompanying Class B and C Warrants, and after giving effect to the sale of all pre-funded warrants to purchase up to 1,650,181 shares of common stock and accompanying Class B and C Warrants offered by means of this prospectus at a public offering price of $5.50, and after deducting the placement agent’s fees and estimated offering expenses payable by us, and without giving effect to the exercise of the Class B and C Warrants issued in this offering our as adjusted net tangible book value as of September 30, 2022 would have been approximately $(33.8) million, or approximately $(14.39) per share of common stock and accompanying Class B and C Warrants. This represents an immediate increase in net tangible book value of approximately $65.66 per share to existing stockholders and an immediate dilution of approximately $19.89 per share and accompanying Class B and C Warrants to new investors purchasing shares of our common stock and accompanying Class B and C Warrants in this offering. The following table illustrates this per share dilution:
Combined public offering price per share of common stock and accompanying Class B and C Warrants	$5.50
Net tangible book value per share as of September 30, 2022	$(80.05)
Increase per share attributable to new investors in this offering	$65.66
As adjusted net tangible book value per share as of September 30, 2022 after giving effect to this offering	$(14.39)
Dilution per share to investors participating in this offering	$19.89
The number of shares of our common stock to be outstanding after this offering as shown above is based on 529, 492 shares outstanding as of September 30, 2022 and excludes as of that date:
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Outstanding warrants, which includes the Class A Warrants, to acquire up to 132,114 shares of our common stock at exercise prices between $11 and $766 expiring between October 2021 and October 2030;

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Outstanding stock options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031;

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Up to 677,419 shares of our common stock issuable upon conversion of outstanding Series A Preferred Stock;

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Up to 58,300 shares of common stock issuable further to a $17.5 million equity line of credit; and

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5,680 shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $8.6 million based on the sale of 168,000 shares of Common Stock, Pre-Funded Warrants to purchase 1,650,181 shares of Common Stock and accompanying Class B Warrants and Class C Warrants at a public offering price of $5.50 per share of Common Stock (less $0.0001 per Pre-Funded Warrant), after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the Class B and C Warrants being issued in this offering.
We intend to use the net proceeds from this offering as follows:
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A cash payment of $5.0 million to fund a portion of the cash purchase price of the Sundry acquisition; the Company has arranged for private debt financing for the balance of the cash purchase price;

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approximately $2.3 million to repay outstanding promissory notes; and

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approximately $675,304 further to a settlement agreement with the former owners of H&J.

We intend to use the remaining net proceeds from this offering, if any, for general corporate purposes.
The outstanding promissory notes to be repaid with a portion of the proceeds of this offering consist of $1.875 million principal amount owed, which includes a 20% OID, due October 31, 2022 — amount owed includes an additional $375,000 due to payment default under the notes. The notes now bear interest at a rate of 20% per annum due to the event of default.
We may also use a portion of the remaining net proceeds of this offering, if any, to acquire other complementary businesses in addition to Sundry. Other than the proposed acquisition of Sundry, we have no commitments with respect to any acquisition and we are not currently involved in any negotiations with respect to any such transaction.
As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our sales and marketing activities, amount of cash generated or used in operations, and competition. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

BUSINESS
Digital Brands Group is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper and Jones, Stateside and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.
Our portfolio currently consists of four significant brands that leverage our three channels: our websites, wholesale and our own stores.
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Bailey 44 combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey 44 is primarily a wholesale brand, which we are transitioning to a digital, direct-to-consumer brand.

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DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.

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Harper & Jones was built with the goal of inspiring men to dress with intention. It offers hand-crafted custom fit suits for those looking for a premium experience. Harper & Jones is primarily a direct-to-consumer brand using its own showrooms.

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Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.

We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.
We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our substantial experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.
The Shifting Retail Landscape
The COVID-19 pandemic has upended the retail industry, forcing the closure of physical stores and causing uncertainty for the future of the in-store experience. In-person interaction has dramatically changed or been supplanted by digital engagement, and early indications suggest that much of this shift may endure in the long term. In a global study released by Salesforce Inc., 63% of consumers said the way they obtain goods and services “transformed” during 2020 and 57% said the same about the ways they engage with companies. In addition, 62% said this year changed how they conduct their lives offline, and an equal percentage said it changed their online lives. Also, 58% of consumers said they expect to do more online shopping after the pandemic than they did before it. These abrupt shifts have not only left retailers that prioritized physical stores and face-to-face engagement over omnichannel strategies scrambling to effectively serve customers, but have forced many larger retailers to close a substantial number of physical retail outlets in order to maintain profitability.
However, according to Digital Commerce 360, the in-person store experience will substantially continue to drive retail sales. The report states that 28% of consumers indicate that they will continue to shop mostly online after the pandemic, with 39% saying they will shop both online and in-store, 24% saying they “can’t wait” to shop in-store, and 10% not sure. We believe that pure e-commerce retailers will lag in the ability to capture this available market share as marketing data continues to indicate that for apparel brands, a physical environment is the best way to acquire customers as the customer can touch, see and fit the product in person. Based on our historical pop up store data, a customer who visited or purchased in our pop up store had a significantly lower return rate when they subsequently ordered online, had higher average order values and higher repeat order rate and frequency compared with customers who had not visited or purchased at a pop up store.
Our Growth Model
We believe that the highly fragmented nature of the apparel industry, combined with the opportunity to leverage our position as a public company with access to financial resources, presents a significant opportunity for consolidation of apparel brands. We use a disciplined approach to identify and evaluate acquisition candidates. We believe there are three ideal acquisition targets: (1) strong legacy brands that have been mismanaged, (2) strong brands that do not have capital to grow, and (3) wholesale brands that are struggling to transition to e-commerce. We look for brands that have an emotional hook in its customers, a high repeat customer rate, the potential to scale and strong financials. We source and identify acquisition targets based on our industry knowledge and through our network of investment banks, finders, private equity and venture capital firms, among others.
We intend to continue to actively pursue acquisitions to increase and tighten customer cohorts and increase our ability to create more customized content and personalized looks and styles for each customer cohort. We believe that customers want and trust brands that can deliver customized content and personalized looks and styles. We expect this should results in higher customer loyalty, higher lifetime value, higher average order value and lower customer acquisition cost.
The acquisition of other apparel businesses increases our customer base, our data to create tighter customer cohorts, customized customer content and personalized styles and looks utilizing products across all our portfolio brands. These acquisitions also increase our future acquisition network, as these potential acquisitions can watch how we integrate and grow the brands we acquire.
We believe that our ability to acquire businesses at prevailing private company valuations will continue to present opportunities for earnings growth, accretion, and private-to-public valuation multiple positive arbitrage. Moreover, our acquisition strategy will continue to provide opportunities, not only to expand into new geographic areas, but also to expand our range of product offerings in existing areas of operation and cross-sell to our collective enterprise.
We believe that we are revolutionizing the corporate holding company for direct-to-consumer and wholesale apparel brands by focusing on a customer’s “closet share” and leveraging the customer’s data to create personalized customer cohorts and customized customer content. This allows the Company to successfully increase our customer lifetime value, lower our customer acquisition cost, exponentially increase new customer growth across our portfolio brands and increase our average order value.
We believe that customers seldomly wears the same brand from head to toe. By owning multiple brands across complementary categories, the customer is provided head to toe looks and personalized styles based on products across our brands. This results in the customer buying and wearing multiple brands, across product categories instead of wearing a singular brand’s products in one category. Digital Brands refers to this as “Closet Share,” which results in best of class KPIs, margins and sustainable revenue growth. This lowers the cost of customer acquisition for each brand and increases customer loyalty to all of our brands.
By owning the customer data, Digital Brands captures an individual’s shopping behavior, purchases and style preferences. This results in the ability to create customized customer content that is highly targeted and cross merchandise styles for every customer using all the brands in the portfolio to create personalized looks for each customer. As we aggregate more data, it exponentially increases the customers in each customer cohort, which results in each customer cohort becoming more targeted and customized.

Furthermore, we believe that we will increase our gross margins by leveraging a consolidated supply chain to give the Company more control and lower our inventory purchases and control and optimize our pricing and promotions. We also believe that we will expand our operating margin expansion through a shared services model, which eliminates redundant back office expenses and leverages our marketing and data analytics teams and expenses across our portfolio of brands.
We believe this creates a proprietary and scalable flywheel driven by personalized and targeted customer experiences, fueling loyalty, lifetime value and virality resulting in increased revenue growth that leverages operating costs and generates significant cash flow. Wholesale and direct to consumer channels provide different cash flow to our business. Wholesale provides a good source of cash upfront because financing can be provided to purchase inventory and fund operations. In contrast, direct to consumer requires scaling and results in cash flow once inventory is sold to consumers. We believe having a proper mix of both wholesale and direct to consumer enables us to maintain a strong cash business.
Organizational Structure
We operate the brands on a decentralized basis with an emphasis on brand level execution supported by corporate coordination. The brand’s executive teams will continue to operate and leverage relationships with customers and suppliers, including designing and producing product and developing marketing plans including social media, email and digital communications.
We consolidate marketing and tech contracts as we have done with Bailey’s contracts, which has provided significant cost savings. We review the fabric mills and factories used by each brand to see if we can consolidate or cross utilize these mills and factories, which will drive increased volumes, lower production costs and higher gross margins. As an example, we are utilizing DSTLD’s denim mills and factories to develop denim products for Bailey’s and Harper & Jones. We are also consolidating production into a few factories in Europe from China and the U.S., which lowers our average production cost per unit.
We leverage the Digital Brands marketing and data analytics team to create cross marketing campaigns based on the customer data respective to each brand’s customer base. As an example, the Digital Brand’s marketing and data team reviews the customer data across all our portfolio brands and will work with each brand to identify the new customers from our other portfolio brands that they can target and what styles and looks should be created for each of those customer cohorts. The brand level employees then execute the looks and styles and create the customized customer communication based on the information and data from the Digital Brand Group marketing and data teams.
Certain administrative functions are centralized on a regional and, in certain circumstances, a national basis following, including but not limited to accounting support functions, corporate strategy and acquisitions, human resources, information technology, insurance, marketing, data analytics and customer cross merchandising, advertising buys, contract negotiations, safety, systems support and transactional processing.

Case study: Cross-Merchandising Our Portfolio Brands Drives Results

DSTLD separates merchandised with Bailey 44 product on bailey44.com increased sales of the Bailey's collection

Jane Jacket
400% increase in units sold

Merchandised with a DSTLD denim skirt

Claudine Pant
71% increase in units sold

Merchandised with DSTLD leather hoodie

Case study: Cross Merchandising Increases Portfolio Results & Significantly Decreases CAC Costs

DSTLD products featured for sale on bailey44.com increased DSTLD sales and there was no CAC to acquire the customer

OSTLO O.nim Skirt
[illegible]

O "TLOLeather Hoodie
[illegible]

We believe integrated operations will continue to create opportunities for economies of scale as we grow in such areas as materials purchasing, bulk apparel production, shipping and logistics, information systems, marketing purchasing (both online and offline) and contractual relationships with key suppliers. We have identified initiatives to increase market share, revenue and volume and to expand our profit margins. These initiatives include, but are not limited to:
•
Implement System-Wide Best Practices.   We have identified certain best practices among our brands, including marketing strategies, data analytics, contract renegotiating, sourcing and supply chain and organization structure and hiring plans. We plan to continue to implement these best practices to improve the operating margins of our brands and any subsequently-acquired businesses.

•
Leverage Size to Create Efficiencies.   We believe our increasing scale enhances our ability to leverage buying power in product quantities, marketing strategies and assets, vendor contracts and fulfillment and shipping, resulting in lower costs, higher margins and cash flow. This in turns creates competitive advantages.

•
Expand our Product Offerings.   We share expertise across our acquired businesses on the sale of certain products and lines that are not currently offered by all of them or that will become available to us through acquisitions.

•
Increase our Margins and Enhance Operating Efficiencies.   We believe that as our portfolio of acquired businesses grows, so will our ability to negotiate volume and cash discounts from our suppliers, thereby increasing our profit margins.

•
Lower our customer acquisition cost and increase our LTV.   We cross market our brands to new customers that are loyal to other brands we own. This cross merchandising should lower our customer acquisition cost meaningfully, while also increasing our LTV. This should not only increases our margins, cash flow and revenues, but also creates loyalty and repeat purchases by the customer as we provide a single solution for their products that are personalized to them based on their past purchases and data.
As we organically grow and acquire new businesses, we believe we will be in an improved position to negotiate volume and cash discounts and to increase the mix of higher- margin product offerings. We also believe that we will lower our customer acquisition cost, while increasing our annual average spend per customer and LTV. These increased profit margins and customer retention and repeat purchases will provide us with additional room to improve pricing with our customers that will improve our competitive advantages.
Principal Products and Services
DSTLD — Brand Summary
DSTLD focuses on minimalist design, superior quality, and only the essential wardrobe pieces. We deliver casual luxury rooted in denim; garments that are made with exhaustive attention to detail from the finest materials for a closet of timeless, functional staples. Our brand name “DSTLD” is derived from the word ‘distilled,’ meaning to extract only the essentials. As such, DSTLD boasts a line of key wardrobe pieces in a fundamental color palette of black, white, grey, and denim.
Our denim prices generally range from $128 to $148. Our tee shirts, tops and cashmere sweaters will range $30 to $278. Our casual pants will range $148 to $178.
ACE Studios — Brand Summary
ACE Studios will design and offer luxury men’s suiting with superior performance, superb fits, and excellent quality at an exceptional value. We will offer men’s classic tailored apparel with premium and luxury fabrics and manufacturing. We work with the same high-quality mills and factories in the world as the leading luxury brands. We believe most customers have different shapes and sizes, so we plan to offer multiple fits for our products. We sidestep the middleman and sell our products ourselves, allowing us to offer top-tier quality without the standard retail markup.
Our suits are expected to range from $295 to $495. Our dress shirts will range $55 to $65. Our casual pants will range $85 to $109.
We anticipate rolling out the ACE Studios brand in the third quarter of 2023 as a digitally native first brand.
Bailey — Brand Summary
In February 2020, we acquired Bailey. Bailey delivers distinct high-quality, well-fitting, on-trend contemporary apparel using at an entry contemporary price point. Bailey combines beautiful, luxe fabrics and on-trend designs to offer clean, sophisticated ready-to-wear separates that easily transition from day to night and for date night. Bailey offers fashionable staples with timeless design features, making them wearable for any occasion — majority of products are tops, sweaters and dresses.
Bailey’s full seasonal collections of dresses, tops, jumpsuits, bottoms, sets, jackets and rompers retail at price points between $88 – $398. We believe that we can create more compelling price points as we leverage our direct-to-consumer expertise. As we increase the direct-to-consumer revenue mix, we believe we will have opportunities to increase our margins, which will mostly be passed along to the customer with lower price points.
With our acquisition of Bailey 44, LLC, we view the following as tangible near-term growth opportunities:
•
Increase emphasis on email and SMS communications allowing for personalized direct customer engagement, retention and repurchases.

•
Increase market share in existing and new wholesale, including specialty boutiques due to the well-known and respected designer we hired in June 2020.

•
Increase digital spend, social media presence, and brand and influencer collaborations.

•
Selective opportunity to roll out proven retail concept in well defined, strategic locations.

•
International expansion and licensing opportunities in select categories.

Harper & Jones — Brand Summary
H&J is well-known for delivering extremely high-quality, luxury custom and made-to-measure suiting and sportswear. The company provides full-closet customization, including shirts, jackets, pants, shorts, polos, plus more products that made-to-measure. H&J offers a proprietary custom and made-to-measure supply chain, which creates positive working capital since the customer pays for the product upfront and we have terms with vendors to pay 60+ days later.
Their custom bench-made suit prices range between $1,995 – $4,995, custom bench-made jacket prices range from $1,895 – $3,495, custom-bench made trousers range from $600 – $1,100, and custom bench- made shirts range from $250 – $450.
With our acquisition of H&J, we view the following as tangible near-term growth opportunities:
•
Increase showroom openings, which generate a 100% cash-on-cash return in the first year.

•
Incorporate a store in store concept into their showrooms to sell our others menswear brands.

•
Increase gross margins by buying fabric directly from the mills versus fabric agents.

•
Launch ready-to-wear in certain categories based on small batch limited editions.

Stateside — Brand Summary
We acquired Stateside in August 2021. Stateside is a collection of elevated American basics influenced by the evolution of the classic T-Shirt. All garments are designed and produced in Los Angeles from the finest fabrics. All knitting, dyeing, cutting and sewing is sourced and manufactured locally in Los Angeles.
Stateside is known for delivering high quality, luxury T-shirts, tops and bottoms. Stateside is primarily a wholesale brand with very limited online revenue. Their T-shirt prices range from $68 to $94, their other tops range from $98 to $130, and their bottoms from $80 to $144.
With our acquisition of Stateside, we view the following as tangible near-term growth opportunities:
•
Increase online revenues significantly as we have spent very little resources on developing their online sales opportunity from the website optimization to photography to email marketing to online advertising to digital customer acquisition and retention.

•
Increase gross margins by ordering larger quantities as we pay meaningful upcharges for minimum order quantities.

•
Launch new product categories for Fall 2022 in women’s knits and wovens in the top category and women’s wovens in the bottom category. We believe knits and wovens tops are one of the larger product categories in womenswear, with higher price points and dollar profit.

Sales and Distribution
DSTLD products have historically been sold solely direct-to-consumer, via our website. We started offering DSTLD products through a wholesale channel in October 2020. We intend to leverage the Bailey sales force to sell DSTLD products into their select independent boutiques and select department stores. We believe that we can increase the brand awareness, new customer acquisition and revenue by leveraging the Bailey independent boutiques. We will start selling old season stock through selected off-price retailers, with additional sales expected to be generated through specifically-cut product for select off-price retailers.

Bailey products are distributed through wholesale and direct-to-consumer channels. The wholesale channel includes premium department stores, select independent boutiques and third-party online stores. H&J products are currently sold solely through direct-to-consumer, via their three showrooms. The three showrooms are located in Dallas, Houston and New Orleans. We expect to open additional showrooms in the future. We believe that we can sell our other menswear products and brands in the H&J showrooms. Since all the product is custom made, there is no old stock to sell off.
Stateside products are distributed through wholesale and direct-to-consumer channels.
As of December 31, 2021, our products are distributed through 75+ doors at major department stores, over 350 points of sale at boutique stores and several major e-commerce multi-brand platform wholesale customers.
We do not have material terms or arrangements with our third-party distributors. As is customary in the wholesale side of the retail apparel industry, we work with the wholesale buyers for every product collection and season to develop a purchase order based on quantities, pricing, profit margin and any future mark- down agreements. Historically, these factors are driven by the wholesale buyer’s belief of how well they think the product will sell at their stores. For example, if the collection is considered very strong by the wholesale buyer, we usually achieve higher quantities, higher margins and lower future markdown guarantees. Conversely, when the wholesale buyer considers the collection to be weak, we experience lower quantities, lower margins and higher mark-down guarantees.
Our direct-to-consumer channels include our own website. Old season stock is sold through selected off- price retailers, with additional sales generated through specifically-cut product for select off-price retailers.
All of our DSTLD, Bailey and Stateside sellable product is stored at our corporate warehouse and distribution center in Vernon, CA, which also houses our corporate office. In addition to storing product, we also receive and process new product deliveries, process and ship outbound orders, and process and ship customer returns in this same facility.
All of H&J product is sent directly to the showroom, clothier or customer. They also receive and process new product deliveries, process and ship outbound orders, and process and ship customer returns through their showrooms or clothiers.
We offer free shipping and returns above to all our customers in the United States. We also offer customers the option to upgrade to 2-Day or Overnight Shipping for an additional cost.
Design and Development
Our products are designed at headquarters of each brand, which are in in Los Angeles, CA and Dallas, TX in the top floor of H&J’s showroom. Each brand’s design efforts are supported by well-established product development and production teams. The continued collaboration between design and merchandising ensures it responds to consumer preferences and market trends with new innovative product offerings while maintaining its core fashion foundation. . In-house design and production teams in Los Angeles perform development of the sample line allowing for speed to market, flexibility and quality of fit.
We are engaged in analyzing trends, markets, and social media feedback along with utilizing historical data and industry tools to identify essential styles and proper replenishment timing and quantities.
We hired a new head designer for DSTLD Men’s in December 2019 and contracted with a third-party designer for DSTLD Women’s in June 2020. We also contracted with a third-party designer for Bailey in June 2020.
We rely on a limited number of suppliers to provide our finished products, so we can aggregate pricing power. As we continue to increase our volumes, we will source additional factories to spread out our risks.
While we have developed long-standing relationships with a number of our suppliers and manufacturing sources and take great care to ensure that they share our commitment to quality and ethics, we do not have any long-term term contracts with these parties for the production and supply of our fabrics and products. We require that all of our manufacturers adhere to a vendor code of ethics regarding social and environmental sustainability practices. Our product quality and sustainability team partners with leading inspection and verification firms to closely monitor each supplier’s compliance with applicable laws and our vendor code of ethics.
Currently, our Bailey, DSTLD and Stateside products are shipped from our suppliers to our distribution center in Vernon, CA which currently handles all our warehousing, fulfillment, outbound shipping and returns processing. Our Sundry products will be shipped from our suppliers to our distribution center in Los Angeles, CA which will handle all our warehousing, fulfillment, outbound shipping and returns processing. In 2022, we will review maintaining our own distribution centers versus using a third-party solution.
For Harper & Jones, finished product is shipped to either the Company’s headquarters in Dallas Texas, or directly to one of their showroom locations.
Product Suppliers: Sourcing and Manufacturing
We work with a variety of apparel manufacturers in North America, Asia and Europe. We only work with full package suppliers, which supply fabric, trims, along with cut/sew/wash services, only invoicing us for the final full cost of each garment. This allows us the ability to maximize cash flows and optimize operations. We do not have long-term written contracts with manufacturers, though we have long-standing relationships with a diverse base of vendors.
We do not own or operate any manufacturing facilities and rely solely on third-party contract manufacturers operating primarily in Europe, United States, and the Asia Pacific region for the production of our products depending on the brand. All of our contract manufacturers are evaluated for quality systems, social compliance and financial strength by our internal teams prior to being selected and on an ongoing basis. Where appropriate, we strive to qualify multiple manufacturers for particular product types and fabrications.
All of our garments are produced according to each brand’s specifications, and requires that all of manufacturers adhere to strict regulatory compliance and standards of conduct. The vendors’ factories are monitored by each brand’s production team to ensure quality control, and they are monitored by independent third-party inspectors we employ for compliance with local manufacturing standards and regulations on an annual basis. We also monitor our vendors’ manufacturing facilities regularly, providing technical assistance and performing in-line and final audits to ensure the highest possible quality.
We source our products from a variety of domestic and international manufacturers. When deciding which factory to source a specific product from, we take into account the following factors:
•
Cost of garment

•
Retail price for end consumer

•
Production time

•
Minimum order quantity

•
Shipping/delivery time

•
Payment terms

By taking all of these into consideration, we can focus on making sure we have access to in-demand and high quality products available for sale to our customer at the competitive price points and sustainable margins for our business.
Marketing
We believe marketing is a critical element in creating brand awareness and an emotional connection, as well as driving new customer acquisition and retention. Each brand has their own in-house marketing department, which creates and produces marketing initiatives specific to each marketing channel and based on the specific purpose, such as acquisition, retention or brand building. We also have an in-house marketing team at the DBG portfolio level, which reviews these brand initiatives, develops and helps initiate cross merchandising strategies, manages the data analytics and negotiates contracts using all our brands to lower the cost.
Our goal at the brand and the portfolio level is to increase brand awareness and reach, customer engagement, increase new customer conversion and repurchase rates and average order size. We utilize a multi-pronged marketing strategy to connect with our customers and drive traffic to our online platform, comprised of the following:
Customer Acquisition Marketing
Paid Social Media Marketing:   This is our primary customer acquisition channel, and it is composed almost entirely of paid Facebook and Instagram marketing. We believe our core customers rely on the opinions of their peers, often expressed through social media, Social media platforms are viral marketing platforms that allow our brands to communicate directly with our customers while also allowing customers to interact with us and provide feedback on our products and service. We make regular posts highlighting new products, brand stories, and other topics and images we deem “on brand”. By being a verified brand, our followers can shop products directly from our posts. We are also able to link to products in the stories feature.
Affiliate Marketing:   With select online publications and influencers, we’ve sought to establish CPA or revenue sharing agreements. We believe these agreements are effective in incentivizing influencers or media to push our product and allowing us to only pay partners based on performance.
Email Marketing:   We utilize email marketing to build awareness and drive repeat purchases. We believe this can be the most personalized customer communication channel for our brands, and therefore should continue to be one of our highest performing channels. We use an email service provider that enables us to send out a variety of promotional, transactional, and retargeting emails, with the main goal of driving increased site traffic and purchases. We maintain a database through which we track and utilize key metrics such as customer acquisition cost, lifetime value per customer, cost per impression and cost per click.
Retargeting:   We engage the services of certain retargeting engines that allow us to dynamically target our visitors on third-party websites via banner/content ads.
Content Marketing:   We use content marketing platforms that allow us to serve up native ads in the form of articles promoting our brand story and specific products
Search Engine Optimization:   This is the process of maximizing the number of visitors to our website by increasing our rankings in the search results on internet search engines. This is done by optimizing our onsite content, by making sure our pages, titles, tags, links, and blog content is structured to increase our search results on certain keywords, and our offsite content, which is the number of external websites linking to our website, usually through press articles and other advertising channels.
Print Advertising:   We also intend to utilize print advertisements in magazines or billboards in major metropolitan areas to drive increased site traffic and brand awareness.
Video / Blog Content:   We plan to offer videos and blog posts as a way to engage and educate the customer on our brands, how to wear different looks and styles, and create confidence and trust between our brands and customers. Videos and blog posts will include interviews with our designers, a behind-the- scenes look at how products are made, features of other artists or creatives, and photo shoots.
Retail Stores:   We have successfully tested retail “pop ups” in the past. These “pop ups” have resulted in higher average order value, significantly lower customer returns (even when the retail customer orders online at a later date), and higher repurchase rate and annual spend. We view these retail locations as a marketing strategy, similar to allocating funds towards digital/online marketing. We expect our pop ups to generate a small to break even profit, which is more than offset by any potential marketing costs to acquire those customers in another marketing channel.
As we grow the entire DBG portfolio, we will test “pop up” locations for specific brands, and also develop a multi-line pop up that incorporate our other brands into the “pop-up”. We believe this strategy should be cost effective given the number of store closures from COVID-19. We will determine whether a “pop up” or wholesale specialty boutique is the better option for each market and brand.
Instagram and Influencer Marketing
Instagram and influencer marketing is one of our largest initiatives. On a weekly basis, we reach out to and receive requests from tastemakers in fashion, lifestyle, and photography. We have developed a certain set of criteria for working with influencers (for example, engagement level, aesthetic, audience demographic) that have enabled us to garner impactful impressions. Our focus is not on the size of an account, but on creating organic relationships with influencers who are excited to tell our story. While most of our collaborations are compensated solely through product gifts, we also offer an affiliate commission of up to 20% through the influencer platform reward Style, which is the parent company of LiketoKnow.it, the first influencer platform to make Instagram shoppable (users receive an email directly to their inbox with complete outfit details when they “Like” a photo with LiketoKnow.it technology).
Retail Locations
Currently, H&J has three showrooms located in Dallas, Houston and New Orleans. We plan to selectively open a number of selected additional H&J showrooms. We will also test opening a men’s multi-line showroom next to our H&J showrooms.
At the time of acquisition, Bailey 44 operated three retail locations in Southern California. All three locations were shut down in 2020 due to declining revenue and profitability.
Public Relations
To generate ongoing organic and word-of-mouth awareness, we intend to work with print and online media outlets to announce new products and develop timely news stories. We are in contact with leading fashion, business, and tech writers in order to capitalize on celebrity fashion features, e-commerce trend pieces, or general brand awareness articles. We may utilize outside agencies from time to time. We plan to visit the major fashion, tech, and news outlets in New York City on a quarterly basis to keep them up to date on our latest launches and any relevant company developments. We also plan to host local Los Angeles press at our office space.
Celebrity gifting
We approach celebrity gifting in a strategic, discerning manner. We have longstanding, personal relationships with the industries top stylists; we do not send clothing blindly or unsolicited. We have successfully placed clothing (and as a result, fashion press) on a number of well-known A-list celebrities.
Loyalty Program
We plan to develop and launch a company-wide loyalty program, which would include all our brands. Our customer loyalty program will be designed to engage and reward our customers in a direct and targeted manner, and to cross merchandise our portfolio brands to our customers. Customers will earn reward points that can be used to purchase products. We will also use loyalty point multipliers to create customer purchases, especially, which is a strategy beauty retailers have effectively used.
Competition
Our business depends on our ability to create consumer demand for our brands and products. We believe we are well-positioned to compete in the apparel, leather products and accessories segments by developing high quality, well designed products at competitive prices that are often below our competitor’s pricing. We focus on designing products that we hope exceed consumer expectations, which should result in retention and repurchases. We will invest in cross merchandising brands to customers through customized customer communications and personalized styles and looks utilizing products across all our portfolio brands, which we believe creates a competitive advantage for our brands versus single brands. As noted above, each of our brands has different competitors depending on product, quality and price point.

Government Regulation
Our business is subject to a number of domestic and foreign laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. These laws and regulations include federal and state consumer protection laws and regulations, which address, among other things, the privacy and security of consumer information, sending of commercial email, and unfair and deceptive trade practices.
Under applicable federal and state laws and regulations addressing privacy and data security, we must provide notice to consumers of our policies with respect to the collection and use of personal information, and our sharing of personal information with third parties, and notice of any changes to our data handling practices. In some instances, we may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, we also are required to adhere to a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing our name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California recently enacted legislation that, among other things, will require new disclosures to California consumers, and afford such consumers new abilities to opt out of certain sales of personal information.. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or FTC, regulations, we must, and our network of influencers may be required to, accurately identify product offerings, not make misleading claims on our websites or in advertising, and use qualifying disclosures where and when appropriate. The growth and demand for eCommerce could result in more stringent domestic and foreign consumer protection laws that impose additional compliance burdens on companies that transact substantial business on the Internet.
Our international business is subject to additional laws and regulations, including restrictions on imports from, exports to, and services provided to persons located in certain countries and territories, as well as foreign laws and regulations addressing topics such as advertising and marketing practices, customs duties and taxes, privacy, data protection, information security and consumer rights, any of which might apply by virtue of our operations in foreign countries and territories or our contacts with consumers in such foreign countries and territories. Many foreign jurisdictions have laws, regulations, or other requirements relating to privacy, data protection, and consumer protection, and countries and territories are adopting new legislation or other obligations with increasing frequency.
In many jurisdictions, there is great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and eCommerce. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and eCommerce could result in significant additional obligations on our business or may necessitate changes to our business practices. These obligations or required changes could have an adverse effect on our cash flows and results of operations. Further, any actual or alleged failure to comply with any of these laws or regulations by us, our vendors or our network of influencers could hurt our reputation, brand and business, force us to incur significant expenses in defending against proceedings or investigations, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties.
Facilities
We currently lease multiple office and showroom spaces in the states of California, Dallas, Texas and Louisiana, United States, with leases that expire through 2023. We believe that our existing facilities, will be sufficient for our needs for the foreseeable future.

The following table sets forth information with respect to our facilities:
Location	Type	Square Footage (approximate)	Lease Expiration
Vernon, California	Corporate Warehouse and Distribution Center	42,206	2023
Los Angeles, California	Showroom	2,000	2020(1)
Austin, Texas	Interim Corporate Headquarters	500	2021(2)
Dallas, Texas	Office Space and Showroom	2,860	2022
Houston, Texas	Showroom	1,117	2024
New Orleans, Louisiana	Showroom	1,015	2024

(1)
Bailey’s lease for its showroom in Los Angeles, California expired on May 31, 2020. The lease is now a month-to-month lease.

(2)
We are currently leveraging shared office space and working remotely as we work with an agent to secure long-term office space in Austin, TX for our corporate headquarters.

Employees
As of June 30, 2022, we had 58 employees, all of whom were full-time employees. We believe our relationship with our employees is good. None of our employees are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relationship with our employees is strong.
Litigation
We are currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights. These matters also include the following:
•
On February 28, 2020, a Company vendor filed a lawsuit against the Company’s non-payment of trade payables totaling $123,000. Such amounts, including expected interest, are included in accounts payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company is actively working to resolve this matter.

•
On March 25, 2020, a Bailey’s product vendor filed a lawsuit against Bailey for non-payment of trade payables totaling $492,390. Approximately the same amount is held in accounts payable for this vendor in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company and product vendor have entered into a settlement, which require the Company make ten monthly payments of approximately $37,000, the initial payment of which commenced in May 2021. Upon completion of the payment schedule, any remaining amounts will be forgiven. If the Company fails to meet its obligations based on the prescribed time frame, the full amount will be due with interest, less payments made.

•
On December 21, 2020, a Company investor filed a lawsuit against DBG for reimbursement of their investment totaling $100,000. Claimed amounts are included in short-term convertible note payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such short-term note payable will be incurred. The Company is actively working to resolve this matter.

•
In August 2020 and March 2021, two lawsuits were filed against Bailey’s by third-party’s related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $96,900. One matter was settled in February 2022 and the other matter is being actively worked on to achieve settlement.

•
On September 24, 2020 a Bailey’s product vendor filed a lawsuit against Bailey’s non-payment of trade payables totaling approximately $481,000 and additional damages of approximately $296,000. Claimed amounts for trade payables are included in accounts payable in the accompanying consolidated balance sheets, net of payments made. In December 2021, the Company reached a settlement; however, the settlement terms were not met and the Company received a judgement of $469,000.

Depending on the nature of the proceeding, claim, or investigation, we may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect our business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, we believe based on our current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations, cash flows, or financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth information regarding the projected beneficial ownership of our common stock immediately after the closing of this offering by the following individuals or groups:
•
each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

•
each of our executive officers;

•
each of our directors and director nominees; and

•
all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities in question. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock held by them.
Shares of common stock issuable pursuant to a stock option, warrant or convertible note that is currently exercisable or convertible, or is exercisable or convertible within 60 days after the date of determination of ownership, are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of the holder of the stock option, warrant or convertible note but are not treated as outstanding for purposes of computing the percentage ownership of any other person.
The applicable percentage ownership “Before the Offering” in the following table is based on 1,527,487 shares of our common stock outstanding as of November 28, 2022. The applicable percentage ownership “After the Offering” in the following table (i) includes the 168,000 shares of our common stock issued in this offering and the 1,650,181 shares of common stock underlying the pre-funded warrants, (ii) excludes the shares of common stock underlying the, Class B Warrants and Class C Warrants issued in this offering; and (iii) assumes that the underwriters’ over-allotment option will not be exercised. Excludes as of such date:
•
Outstanding warrants, which includes the Class A Warrants, to acquire up to 132,114 shares of our common stock at exercise prices between $11 and $766 expiring between October 2021 and October 2030;

•
Outstanding stock options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031;

•
Up to 677,419 shares of our common stock issuable upon conversion of outstanding shares of Series A Preferred Stock;

•
Up to 58,300 shares of common stock issuable further to a $17.5 million equity line of credit; and

•
5,680 shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan.

Unless otherwise indicated, the address for each officer, director and director nominee in the following table is c/o Digital Brands Group, Inc., 1400 Lavaca Street, Austin, TX 787
Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Outstanding Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares Outstanding After Offering
Executive Officers and Directors
John “Hil” Davis(1)	17,136	1.1%	17,136	*
Laura Dowling(2)	3,347	*	3,347	*
Reid Yeoman(3)	1,140	*	1,140	*
Mark Lynn(4)	5,074	*	5,074	*
Trevor Pettennude(5)	3,286	*	3,286	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Outstanding Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares Outstanding After Offering
Jameeka Aaron(6)	150	*	150	*
Huong “Lucy” Doan(7)	200	*	200	*
All executive officers, directors and director nominees as a group (7 persons)(8)	30,133	2.0%	30,133	*

*
Less than one percent.

(1)
Represents options exercisable at $40 per share.

(2)
Represents options to acquire up to 3,000 shares of common stock, exercisable at $40 per share and options to acquire up to 347 shares of common stock, exercisable at $328 per share.

(3)
Represents options to acquire up to 960 shares of common stock, exercisable at $4.00 per share and options to acquire up to 180 shares of common stock, exercisable at $328 per share.

(4)
Includes options to acquire up to 3,210 shares of common stock exercisable between $156 and $328 per share.

(5)
Includes options to acquire up to 749 shares of common stock exercisable between $156 and $328 per share.

(6)
Represents options exercisable at $40 per share.

(7)
Represents options exercisable at $356 per share.

(8)
Includes options to acquire up to 24,526 shares of common stock exercisable between $156 and $400.

DESCRIPTION OF SECURITIES BEING OFFERED
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, of which 1,527,487 shares are issued and outstanding as of November 28, 2022 and 10,000,000 shares of preferred stock, $0.0001 par value per share, 6,800 shares of which are issued and outstanding. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.
Securities Offered in this Offering
We are offering 1,818,181 shares of common stock (or pre-funded warrants in lieu thereof) and accompanying Class B Warrants to purchase 1,818,181 shares of common stock and accompanying Class C Warrants to purchase 1,818,181 shares of common stock. The share of common stock and accompanying Class B and C warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the Class B and C warrants offered hereby. The description of our common stock is set forth above in this section. The following is a summary of certain terms and provisions of the Class B and C warrants offered hereby. Prospective investors should carefully review the terms and provisions set forth in the forms of Class B Warrant and Class C Warrant, which are attached as exhibits to the registration statement of which this prospectus is a part.
Class B Warrants
General
The following is a brief summary of certain terms and conditions of the Class B Warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of Class B Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.
Duration and Exercise Price
The Class B Warrants offered hereby have an exercise price of $5.25 per share. The Class B Warrants will be immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Class B Warrants will be issued in certificated form only.
Exercisability
The Class B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Class B Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Class B Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class B Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.
Cashless Exercise
If, at the time a holder exercises its Class B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Class B Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Class B Warrant.
Transferability
A Class B Warrant may be transferred at the option of the holder upon surrender of the Class B Warrant to us together with the appropriate instruments of transfer.
Fractional Shares
No fractional shares of common stock will be issued upon the exercise of the Class B Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Trading Market
There is no established trading market for any of the Class B Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class B Warrants will be limited.
Rights as a Shareholder
Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Class B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Class B Warrant holders exercise their Class B Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Class B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class B Warrants immediately prior to such fundamental transaction.
Waivers and Amendments
No term of the Class B Warrants may be amended or waived without the written consent of the holders of such Class B Warrants.
Class C Warrants
General
The following is a brief summary of certain terms and conditions of the Class C Warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of Class C Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.
Duration and Exercise Price
The Class C Warrants offered hereby have an exercise price of $5.25 per share. The Class C Warrants will be immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the thirteenth month anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Class C Warrants will be issued in certificated form only.
Exercisability
The Class C Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Class C Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Class C Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class C Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.
Cashless Exercise
If, at the time a holder exercises its Class C Warrants, a registration statement registering the issuance of the shares of common stock underlying the Class C Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Class C Warrant.
Transferability
A Class C Warrant may be transferred at the option of the holder upon surrender of the Class C Warrant to us together with the appropriate instruments of transfer.
Fractional Shares
No fractional shares of common stock will be issued upon the exercise of the Class C Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Trading Market
There is no established trading market for any of the Class C Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class C Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class C Warrants will be limited.
Rights as a Shareholder
Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Class C Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Class C Warrant holders exercise their Class C Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Class C Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class C Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class C Warrants immediately prior to such fundamental transaction.
Waivers and Amendments
No term of the Class C Warrants may be amended or waived without the written consent of the holders of such Class C Warrants.
Pre-Funded Warrants
General
The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.
The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.
Exercise price
Pre-funded warrants have an exercise price of $0.0001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.
Exercisability
The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant.
Exercise limitations
The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Transferability
Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange listing
There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.
Fundamental transactions
In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.
No rights as a stockholder
Except as otherwise provided in the pre-funded warrant or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.
Common Stock
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.
Anti-Takeover Provisions and Choice of Forum
Certain provisions of Delaware law and our sixth amended and restated certificate of incorporation and bylaws could make the following more difficult:
•
the acquisition of us by means of a tender offer;

•
acquisition of control of us by means of a proxy contest or otherwise; and

•
the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.
Delaware Anti-Takeover Law.   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business acquisition “ with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business acquisition “ or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business acquisition “ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Stockholder Meetings.   Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president, and stockholders holding an aggregate of 25% of our shares of our common stock may call special meetings of stockholders.
No Cumulative Voting.   Our sixth amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.
Action by Written Consent of Stockholders Prohibited.   Our sixth amended and restated certificate of incorporation does not allow stockholders to act by written consent in lieu of a meeting, unless approved in advance by our board of directors.
Undesignated Preferred Stock.   The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.
Amendment of Provisions in the Sixth Amended and Restated Certificate of Incorporation.   The Sixth amended and restated certificate of incorporation will generally require the affirmative vote of the holders of at least 66 2∕3% of the outstanding voting stock in order to amend any provisions of the sixth amended and restated certificate of incorporation concerning, among other things:
•
the required vote to amend certain provisions of the sixth amended and restated certificate of incorporation;

•
the reservation of the board of director’s right to amend the amended and restated bylaws, with all rights granted to stockholders being subject to this reservation;

•
management of the business by the board of directors;

•
number of directors and structure of the board of directors;

•
removal and appointment of directors;

•
director nominations by stockholders;

•
prohibition of action by written consent of stockholders;

•
personal liability of directors to us and our stockholders; and

•
indemnification of our directors, officers, employees and agents.

Choice of Forum.   Our sixth amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware

(or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
•
any derivative action or proceeding brought on our behalf;

•
any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•
any action asserting a claim against us or our directors, officers or other employees arising under the Delaware General Corporation Law, our sixth amended and restated certificate of incorporation or our bylaws;

•
any action or proceeding to interpret, apply, enforce or determine the validity of our sixth amended and restated certificate of incorporation or our bylaws;

•
any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or

•
any action asserting a claim against us or our directors, officers or other employees that is governed by the “internal affairs doctrine” as that term is defined in Section 115 of the Delaware General Corporation Law, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our sixth amended and restated certificate of incorporation further provides that unless the Company consents in writing to the selection of an alternative forum, the U.S. federal district courts have exclusive jurisdiction of the resolution of any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this exclusive forum provision of our sixth amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find this choice of forum provision in our sixth amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. Additional costs associated with resolving an action in other jurisdictions could materially adversely affect our business, financial condition and results of operations
Limitations on Directors’ Liability and Indemnification
Our sixth amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•
any breach of their duty of loyalty to the corporation or its stockholders;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

•
any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our sixth amended and restated certificate of incorporation provides that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law, and our amended and restated bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our sixth amended and restated certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and Class A Warrants is VStock Transfer, LLC. The telephone number of VStock Transfer, LLC is (212) 828-8436.
NasdaqCM Listing
Our common stock and Class A Warrants are listed on the NasdaqCM under the symbols “DBGI” and “DBGIW”, respectively.

PLAN OF DISTRIBUTION
Pursuant to a Placement Agency Agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The Placement Agency Agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the Placement Agency Agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.
We will enter into a securities purchase agreement directly with certain institutional investors, at such investor’s option, which purchase our securities in this offering. Investors that do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.
We expect to deliver the securities being offered pursuant to this prospectus on or about December 1, 2022.
Fees and Expenses
The following table shows the per share and accompanying Class B and C Warrants and per pre-funded warrant and accompanying Class B and C Warrants and total placement agent fees we will pay in connection with the sale of the securities in this offering.
	Per Share and Class B and C Warrants	Per Pre-Funded Warrant and Class B and C Warrants
Placement Agent Fees	$0.4125	$0.4125
Total	$0.4125	$0.4125
We have agreed to pay the placement agent a cash fee equal to 7.5% of the aggregate gross proceeds raised in this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. In addition, we have agreed to pay the placement agent for its non-accountable expenses in the amount of $30,000 and its legal fees and closing expenses in an amount up to $115,950. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $400,000.
Placement Agent Warrants
In addition, we have agreed to issue to the placement agent or its designees warrants to purchase 136,364 shares of common stock (which represents 7.5% of the aggregate number of shares of common stock issued in this offering and issuable upon the exercise of the pre-funded warrants issued in this offering). Placement Agent Warrants have an exercise price of $6.88 per unit (representing 125% of the public offering price per unit). The Placement Agent Warrants are exercisable commencing 180 days after the effective date of the registration statement related to this offering and will expire five years after commencement of sales in this offering. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares of common stock issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Placement Agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of SEC Registration Forms S-3, F-3 or F-10; (vii) back to us in a transaction exempt from registration with the SEC; (viii) if the if the security was acquired in a transaction that met the requirements of FINRA Rule 5110(d); (ix) to a non-convertible or non-exchangeable debt security acquired in a transaction related to the public offering; or (x) to a derivative instrument acquired in connection with a hedging transaction related to the public offering and at a fair price. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.
Tail
We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the placement agent.
Lock-up Agreements
We and our subsidiaries have agreed with the placement agent to be subject to a lock-up period of 30 days following the date of closing of the offering pursuant to this prospectus. Each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of two years following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.
Regulation M
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.
Indemnification
We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Class B and C Warrants Exercise Price
The actual offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.
Other Relationships
From time to time, the placement agent or its affiliates have in the past or may in the future provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.
Listing
Our common stock and Class A Warrants are listed on the NasdaqCM under the symbols “DBGI” and “DBGIW”, respectively.

LEGAL MATTERS
Manatt, Phelps & Phillips, LLP, Costa Mesa, California, will pass upon the validity of the shares of our common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP.
EXPERTS
The financial statements as of and for the years ended December 31, 2021 and 2020 of Digital Brands Group, Inc. (formerly Denim.LA, Inc.) and the financial statements as of and for the year ended December 31, 2020 of Harper & Jones, LLC, and the financial statements of Sunnyside LLC, dba Sundry as of December 31, 2021 and for the year then ended, have been incorporated by reference and elsewhere in the registration statement in reliance on the report of dbbmckennon, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Mosbest, LLC, dba Stateside as of December 31, 2020, and for the year then ended, have been incorporated by reference and elsewhere in the registration statement in reliance on the report of Armanino LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Sunnyside, LLC, dba Sundry as of December 31, 2020, and for the year then ended, have been incorporated by reference and elsewhere in the registration statement in reliance on the report of Armanino LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.astrotechcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE
This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:
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Current Reports on Form 8-K, filed with the SEC on January 7, 2022, January 20, 2022, January 24, 2022, April 1, 2022, April 12, 2022, May 10, 2022, June 6, 2022, June 23, 2022, July 27, 2022, July 27, 2022, August 2, 2022, August 2, 2022, August 12, 2022, August 31, 2022, September 23, 2022, October 5, 2022, October 18, 2022, October 26, 2022, November 1, 2022, November 14, 2022 and November 17, 2022 (in each case, excluding Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto);

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Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022;

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Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, the six months ended June 30, 2022 and the nine months ended September 30, 2022, filed with the SEC on May 16, 2022, August 15, 2022 and November 14, 2022, respectively; and

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Proxy Statement on Schedule 14A filed with the SEC on September 14, 2022, as amended filed with the SEC on October 7, 2022.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:
Digital Brands Group, Inc.
1400 Lavaca Street
Austin, TX 78701
(209) 651-0172
You also may access these filings on our website at http://www.DigitalBrands.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

168,000 Shares of Common Stock
and accompanying Class B Warrants to Purchase 168,000 Shares of Common Stock
and Class C Warrants to Purchase 168,000 Shares of Common Stock
1,650,181 Pre-funded Warrants to Purchase 1,650,181 Shares of Common Stock and accompanying Class B Warrants to Purchase 1,650,181 Shares of Common Stock
and Class C Warrants to Purchase 1,650,181 Shares of Common Stock
Placement Agent Warrants to
Purchase 136,364 Shares of Common Stock
PROSPECTUS
H.C. WAINWRIGHT & CO.
November 29, 2022